Exhibit 11(B)

May 16, 2017

Horizons ETF Trust I (formerly Recon Capital Series Trust)

c/o Horizons ETFs Management (US) LLC

1350 Avenue of the Americas, 33rd Floor

New York, NY 10019

Re:	Horizons ETF Trust I (formerly Recon Capital Series Trust)
File Nos. 333-217381

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with a Registration Statement for the Horizons ETF Trust I (a combined proxy statement prospectus) on Form N-14. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 1 under the Securities Act of 1933 on Form N-14 (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,
/s/ Thompson Hine LLP
THOMPSON HINE LLP